Exhibit 99.1

Press Release
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
SECOND QUARTER OF FISCAL 2015

- Array to regain worldwide rights to binimetinib and receive worldwide rights to encorafenib -
- Array expects to receive up to $85 million upfront payment from Novartis -
- Novartis to conduct and/or substantially fund all ongoing and several planned clinical studies, including COLUMBUS, NEMO and MILO -
- Agreements for binimetinib and encorafenib subject to Novartis-GSK transaction close and regulatory approval -

Boulder, Colo., (February 3, 2015) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the second quarter of its fiscal year ending June 30, 2015.

Ron Squarer, Chief Executive Officer of Array, noted, “Following the close of the Novartis-GSK transaction, Array expects to own both binimetinib and encorafenib, two innovative oncology products in Phase 3, with plans for regulatory submissions in 2016. This transformative event has accelerated our path to commercialization and provided us with the opportunity to develop two potentially broadly active products in a number of indications.”

Array ended the quarter with $142.4 million in cash, cash equivalents and marketable securities. Revenue for the second quarter of fiscal 2015 was $26.9 million, compared to $14.1 million for the same period last year.  The increase was largely due to a $20 million up-front payment from Oncothyreon for the ARRY-380 program.  Cost of partnered programs was $13.1 million, both in the current quarter and the same period last year.  Research and development expense was $11.8 million, compared to $9.5 million in the same prior year period.  Net loss for the second quarter was $8.6 million, or ($0.06) per share, compared to a net loss of $16.4 million, or ($0.13) per share, for the same period in fiscal 2014.  For the six months ended December 31, 2014, revenue was $33.0 million, compared to $28.3 million for the same period in fiscal 2014. Net loss for the six months ended December 31, 2014, was $36.2 million, or ($0.27) per share, compared to a net loss of $32.1 million, or ($0.27) per share, in the comparable prior year period.

LEADERSHIP CHANGE
Array announced today that Michael Carruthers, Chief Financial Officer (CFO), will be leaving Array to pursue an opportunity in the biopharmaceutical industry. The board and executive team thank Mr. Carruthers for his leadership and contributions to the success of Array. Dave Horin, CPA, a managing partner at Chord Advisers, has been appointed as interim CFO, and a search is underway for a CFO replacement to join the Array leadership team. Mr. Carruthers will consult with Array to ensure a smooth transition.

KEY PIPELINE UPDATES
Binimetinib (MEK162) and Encorafenib (LGX818) - Array to regain worldwide rights to binimetinib and receive worldwide rights to encorafenib; Three Phase 3 trials advancing
Array has reached definitive agreements with Novartis to regain worldwide rights to binimetinib and receive worldwide rights to encorafenib, a BRAF inhibitor being studied in combination with binimetinib in the Phase 3 COLUMBUS trial. These agreements are conditional on the closing of transactions announced by Novartis and GlaxoSmithKline PLC (GSK) on April 22, 2014, which are expected in the first half of 2015, and remain subject to the receipt of regulatory approvals. Array had previously granted Novartis worldwide exclusive rights to develop and commercialize binimetinib under a 2010 License Agreement, which will terminate and be superseded by this new set of agreements between the parties.

Terms of the Agreements
Upon close of the deals, Array will receive up to $85 million from Novartis. In addition, Novartis’ global, exclusive license to binimetinib will terminate with all rights reverting to Array, and Array will receive global rights to encorafenib.  Novartis has agreed to provide transitional regulatory, clinical development and manufacturing services as specified below and will assign or license to Array patent and other intellectual property rights it owns to the extent they relate to binimetinib and encorafenib. All clinical trials involving binimetinib and encorafenib currently sponsored by Novartis or Array, including three pivotal trials, COLUMBUS (BRAF-mutant melanoma / NCT01909453), NEMO (NRAS-mutant melanoma / NCT01763164), and MILO (low-grade serous ovarian cancer / NCT01849874), will continue to be conducted as currently contemplated.

Other than a de minimis payment due to Novartis from Array, there are no milestone payments or royalties payable between the parties under the encorafenib agreement. In order to address competition concerns raised by the European Commission, Array has agreed to obtain an experienced partner for global development and European commercialization of both binimetinib and encorafenib. If Array is unable to find a suitable partner in the prescribed time period, a trustee would have the right to sell such European rights. In addition, Array agreed to undertake to obtain certain third party consents or waivers necessary for Array to consummate the transactions.

Novartis will conduct and fund the COLUMBUS trial through the earlier of June 30, 2016 or completion of last patient first visit. At that time, Array will assume responsibility for the trial, while Novartis will reimburse Array’s out-of-pocket costs along with 50% of Array’s full time equivalent (FTE) costs in connection with completing the COLUMBUS trial. Novartis will be responsible for conducting all other encorafenib trials until their completion or transfer to Array for a defined transition period. For all trials transferred to Array, Novartis will reimburse Array for out-of-pocket costs and 50% of FTE costs in connection with completing the trials.

Following deal close, Novartis will reimburse Array for all remaining out-of-pocket expenses and 50% of FTE costs associated with MILO, which Array will continue to conduct. For NEMO and all other ongoing and planned clinical trials for binimetinib (other than COLUMBUS, as described above), Novartis will conduct and solely fund each trial, until a mutually agreed-upon transition date to Array. Following this transition, Novartis will reimburse Array for all remaining out-of-pocket expenses and 50% of FTE costs required to complete these studies.

Novartis will remain responsible for conducting and funding development of the NRAS melanoma companion diagnostic until Premarket Approval is received from the U.S. Food and Drug Administration.  Following approval, Novartis will transfer the product and Premarket Approval to a diagnostic vendor of Array's designation.

Novartis also retains binimetinib and encorafenib supply obligations for all clinical and commercial needs for up to 30 months after closing and will also assist Array in the technology and manufacturing transfer of binimetinib and encorafenib. Novartis will also provide Array continued access to several Novartis pipeline compounds for use in currently ongoing combination studies, and possible future studies, including Phase 3 trials, with encorafenib and binimetinib.

Selumetinib (partnered with AstraZeneca) - Three Phase 3 trials enrolling, including a study in non-small cell lung cancer (NSCLC)
Three Phase 3 trials continue to evaluate selumetinib in patients with advanced cancers: second-line KRAS-mutant advanced or metastatic NSCLC (SELECT-1 / NCT01933932), differentiated thyroid cancer (ASTRA / NCT01843062) and metastatic uveal melanoma (SUMIT/NCT01974752).  AstraZeneca has indicated that a regulatory filing from the uveal melanoma study is expected in 2015.  In addition, AstraZeneca is conducting two new NSCLC studies involving selumetinib, one in combination with docetaxel followed by MEDI4736 (anti-PD-L1 antibody), the other in combination with AZD9291 (mutant-selective EGFR inhibitor).

Filanesib (ARRY-520) -Two Phase 2 studies continue to enroll while Array awaits close of the binimetinib and encorafenib transactions
Filanesib is a highly selective, targeted KSP inhibitor with a mechanism of action distinct from currently-available myeloma therapies, such as immunomodulatory drugs and proteasome inhibitors.  Informed by data from an ongoing randomized Phase 2 Kyprolis® (carfilzomib) combination study, Array has previously indicated plans to initiate the FACTOR trial, a global Phase 3 study comparing the novel proteasome inhibitor Kyprolis plus filanesib to Kyprolis alone in several hundred patients with relapsed refractory multiple myeloma (RRMM).  While Array is in a position to dose patients in the FACTOR trial at this time, the company is delaying the start of patient enrollment until the binimetinib and encorafenib transactions are closed.
In addition to the Phase 2 Kyprolis combination study (ARRAY-520-216, NCT01989325), the AfFIRM trial (NCT02092922), a global Phase 2 study with single-agent filanesib in 160 patients with RRMM, continues to enroll patients.
ARRY-797 (ARRY-371797) - Phase 2 trial enrolling patients with LMNA-related dilated cardiomyopathy (DCM)
Array is enrolling a 12-patient Phase 2 study (NCT02057341) to evaluate the effectiveness and safety of ARRY-797 in patients with LMNA-related DCM, a serious, genetic cardiovascular disease. By age 45, approximately 70% of patients with LMNA-related DCM experience cardiovascular death, transplant or a major cardiac event. As of January 2014, the trial has patient experience up to 36 weeks and ARRY-797 has been well-tolerated. Preliminary data at early time points are encouraging for multiple endpoints across patients, but further data is needed to fully assess the magnitude, consistency and durability of effects.

Oncothyreon / ARRY-380 (ONT-380) - Array grants Oncothyreon an exclusive license to ARRY-380 and receives $20 million payment from Oncothyreon
Array has granted Oncothyreon an exclusive license to develop, manufacture and commercialize ARRY-380, an orally active, reversible and selective small molecule HER2 inhibitor. The License Agreement replaces the prior
Development and Collaboration Agreement under which Oncothyreon and Array were jointly developing ARRY-380. As part of the License Agreement, Oncothyreon paid Array $20 million as an up-front fee. In addition, Oncothyreon will pay Array a significant portion of any payments received from sublicensing ARRY-380 rights. If Oncothyreon is acquired within three years of the effective date of the current agreement, Array will be eligible for up to $280 million in commercial milestone payments. Array is also entitled to receive up to a double-digit royalty based on net sales of ARRY-380.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Tuesday, February 3, 2015 at 9:00 a.m. Eastern Time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information

Date:	Tuesday, February 3, 2015
Time:	9:00 a.m. Eastern Time
Toll-Free:	(844) 464-3927
Toll:	(765) 507-2598
Pass Code:	64812242
Webcast, including Replay and Conference Call Slides: http://edge.media-server.com/m/p/s2coayon/lan/en

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six Phase 3 studies are currently enrolling patients. These programs include two partnered cancer drugs, selumetinib (AstraZeneca) and binimetinib (MEK162 / Novartis). For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of February 3, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
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Array BioPharma Inc.
Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Revenue
License and milestone revenue	$20,099	$9,287	$20,268	$19,352
Collaboration revenue	6,820	4,779	12,720	8,942
Total revenue	26,919	14,066	32,988	28,294

Operating expenses
Cost of partnered programs	13,098	13,110	25,275	23,768
Research and development for proprietary programs	11,817	9,487	24,007	21,191
General and administrative	8,078	5,472	14,877	10,651
Total operating expenses	32,993	28,069	64,159	55,610

Loss from operations	(6,074)	(14,003)	(31,171)	(27,316)

Other income (expense)
Interest income	8	23	21	39
Interest expense	(2,545)	(2,428)	(5,054)	(4,811)
Total other expense, net	(2,537)	(2,405)	(5,033)	(4,772)

Net loss	$(8,611)	$(16,408)	$(36,204)	$(32,088)

Weighted average shares outstanding – basic and diluted	133,815	123,921	132,820	120,715

Net loss per share – basic and diluted	$(0.06)	$(0.13)	$(0.27)	$(0.27)

Summary Balance Sheet Data
(unaudited)
(In thousands)

	December 31, 2014	June 30, 2014

Cash, cash equivalents and marketable securities	$142,434	$111,638
Property, plant and equipment, gross	91,904	90,447
Working capital	82,815	68,943
Total assets	163,648	139,053
Long-term debt, net	106,607	103,952
Total stockholders' deficit	(13,927)	(25,721)

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